UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 8, 2021
Date of Report (date of earliest event reported)

OPORTUN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 001-39050

Delaware		45-3361983
State or Other Jurisdiction of Incorporation or Organization		I.R.S. Employer Identification No.

2 Circle Star Way
San Carlos,	CA	94070
Address of Principal Executive Offices		Zip Code
(650) 810-8823
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OPRT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 8, 2021 (the “Closing Date”), Oportun Financial Corporation (the “Company”) issued a press release announcing the closing of a new warehouse facility (the “Warehouse Facility”). In connection with the Warehouse Facility, Oportun PLW Trust (the “Borrower”), a subsidiary of the Company, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with certain lenders from time to time party thereto (the “Lenders”), Wilmington Trust, National Association as collateral agent, administrative agent, paying agent, securities intermediary and depositary bank (in such capacities, respectively, the “Collateral Agent,” the “Administrative Agent,” the “Paying Agent,” the “Securities Intermediary” and the “Depositary Bank”), with a borrowing capacity of $600.0 million. On the Closing Date, the Borrower borrowed $394 million from the Warehouse Facility in order to complete the redemption of the notes of Series 2018-D and make a final payment on the Secured Financing facility.

Borrowings under the Loan and Security Agreement accrue interest at a rate equal to one-month LIBOR plus a spread of 2.167%.

The Loan and Security Agreement includes customary representations and warranties, as well as affirmative and negative covenants. The Loan and Security Agreement contains customary events of default. The Lenders could elect to accelerate the maturity of the loans and/or terminate the commitments under the Loan and Security Agreement upon the occurrence and during the continuation of an event of default, and the Borrower could be required to repay all amounts outstanding under the Loan and Security Agreement.

The Loan and Security Agreement also contains certain financial maintenance covenants that require the Company and its subsidiaries to not exceed a specified leverage ratio, to maintain a minimum tangible net worth, and to maintain a minimum level of unrestricted cash or cash equivalents while any borrowings under the Loan and Security Agreement are outstanding.

A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q.

Item 1.02. Termination of a Material Definitive Agreement

Redemption of Series 2018-D Notes

On September 8, 2021 (the “Redemption Date”), Oportun Funding XII, LLC, as issuer (the “Issuer”), a wholly-owned subsidiary of the Company, completed the redemption (the “Redemption”) of the Notes of Series 2018-D (the “Notes”). The Notes were issued pursuant to the Base Indenture dated as of December 7, 2018 (the “Base Indenture”) entered into between the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the Series 2018-D Supplement to the Base Indenture, dated as of December 7, 2018 (the “Series Supplement”). The Issuer paid a redemption price of $175.0 million (the “Redemption Price”) to the Trustee, plus the accrued and unpaid interest to, but not including, the Redemption Date, which is the amount sufficient to fund the Redemption and to satisfy and discharge the Issuer's obligations under the Notes and the Base Indenture. The Redemption Price was funded by drawing upon the Company's Warehouse Facility.

Secured Financing Facility Termination

On September 8, 2021 (the “Termination Date”), Oportun Funding V, LLC, as issuer (the “OF V Issuer”), a subsidiary of the Company, terminated an asset-backed securitization transaction (the “Secured Financing”). In connection with the Secured Financing, the OF V Issuer issued variable funding asset-backed notes (the “Notes”) pursuant to the Purchase and Sale agreement, dated as of August 4, 2015 (as amended from time to time), by and between Oportun, Inc. (“Oportun”) and the OF V Issuer, the Base Indenture dated as of August 4, 2015 (as amended from time to time, the “OF V Base Indenture”) entered into between the OF V Issuer and Wilmington Trust, National Association, as trustee, securities intermediary and depositary bank (in such capacities, respectively, the “Trustee,” the “Securities Intermediary” and the “Depositary Bank”), the Series 2015 Supplement to the OF V Base Indenture dated as of August 4, 2015 (as amended from time to time), by and among the OF V Issuer, the Trustee, the Securities Intermediary and the Depositary Bank, and the Note Purchase Agreement, dated as of August 4, 2015 (as amended from time to time), by and among the OF V Issuer, Oportun, and the financial institutions identified therein, as purchasers.

The OF V Issuer made final payment on the Notes in the amount of $219.0 million to the Trustee, plus the accrued and unpaid interest up to, but not including, the Termination Date, which is the amount sufficient to satisfy and discharge the OF V Issuer's obligations under the Notes and the Base Indenture. The final payment was funded by drawing upon the Company's Warehouse Facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number
99.1	Press Release Dated September 9, 2021
104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPORTUN FINANCIAL CORPORATION
(Registrant)

Date:	September 9, 2021	By:	/s/ Jonathan Coblentz
Jonathan Coblentz
Chief Financial Officer and Chief Administrative Officer
(Principal Financial and Accounting Officer)